Exhibit 1.3

FOR IMMEDIATE RELEASE

chinadotcom Announces CEO Appointments of its Mobile Units

Hong Kong January 30, 2004 chinadotcom corporation (NASDAQ:CHINA; Website: www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, announced today the appointment of Mr. Rudy Chan as Chief Executive Officer of chinadotcom Mobile Interactive (“CDC Mobile”), a newly formed wholly-owned subsidiary of chinadotcom. His current position as CEO of hongkong.com Corporation (“hongkong.com”), an 81%-owned subsidiary of chinadotcom, will be succeeded by Mr. John Xiao, currently Chief Executive Officer of Newpalm (China) Information Technology Co., Ltd. (“Newpalm”) and Executive Director of the hongkong.com board.

In December 2003, chinadotcom announced its intention to reorganize its mobile and portal unit as a wholly-owned subsidiary, CDC Mobile, and register an offering of CDC Mobile’s American Depositary Shares under the Securities Act of 1933, as amended. The purpose of the intended offering is to fund the operations of CDC Mobile following its reorganization as an independent company holding chinadotcom’s assets and business that provide mobile services and applications, advertising and interactive media and Internet services.

The offering is expected to commence in the first half of 2004, subject to SEC effectiveness and the receipt of all necessary approvals.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,000 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year

FOR IMMEDIATE RELEASE

ended December 31, 2002 on Form 20-F/A filed on January 20, 2004 and the Form 6-K/A filed on January 20, 2004 which contain revised and updated sections of the Form 20-F/A.

For further information, please contact:
Media Relations Jane Cheng, Public Relations Manager			Investor Relations Craig Celek, US, VP, Investor Relations
Tel	:	(852) 2961 2750	Tel	:	1 (212) 661 2160
Fax	:	(852) 2571 0410	Fax	:	1 (973) 591 9976
e-mail	:	jane.cheng@hk.china.com	e-mail	:	craig.celek@hk.china.com

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